Exhibit 10.1

COMMUNITY HEALTHCARE TRUST INCORPORATED

FOURTH AMENDED AND RESTATED

ALIGNMENT OF INTEREST PROGRAM

Amendment No. 2 Effective January 5, 2026

This Amendment No. 2 (the “Amendment”) to the Fourth Amended and Restated Alignment of Interest Program (the “Program”) of Community Healthcare Trust Incorporated (the “Company”) shall become effective as of the date first written above (the “Effective Date”). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed thereto in the Program.

WHEREAS, each of the board of directors of the Company (the “Board”) and compensation committee of the Board (the “Compensation Committee”) has adopted the Program to provide incentives and awards to certain officers, employees, and directors of the Company;

WHEREAS, the Compensation Committee may amend the Program in accordance with Section 6 of the Program; and

WHEREAS, the Board and the Compensation Committee have determined that it is in the best interests of the Company and its stockholders to amend the sixth paragraph of Section 4 of the Program to increase the Program Pool by 500,000 shares of Common Stock to 1,500,000 shares of Common Stock.

NOW, THEREFORE, BE IT RESOLVED, that the Program is hereby amended as follows, effective as of the Effective Date.

1.	The sixth paragraph of Section 4 of the Program shall be deleted in its entirety and replaced with the following:

Pursuant to authorizations effective as of November 1, 2016 and May 5, 2022, the Board previously reserved an aggregate of 1,000,000 shares of Common Stock to be issued to Participants upon election to receive Acquisition Shares. Effective as of January 5, 2026, the Board reserved an additional 500,000 shares of Common Stock (for an aggregate of 1,500,000 shares of Common Stock) to be issued to Participants upon election to receive Acquisition Shares. The number of Acquisition Shares granted to a Participant shall be determined as follows: the number of Acquisition Shares shall be determined as of the Determination Date by dividing the total of the Participant’s elected reduced Salary, cash bonus, retainer, fees or other compensation by the average closing price of the common stock for the 10 trading days immediately preceding the Determination Date.

2.	The Program, as modified by the terms of this Amendment, shall continue in full force and effect from and after the date of the adoption of this Amendment.